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                                                                     EXHIBIT 5.2



                              PMT SERVICES, INC.

                 1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN



                 AMENDED AND RESTATED AS OF SEPTEMBER 10, 1997
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        PMT SERVICES, INC. 1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                               TABLE OF CONTENTS
                                                                            Page

                             ARTICLE I. DEFINITIONS


1.1   Affiliate..............................................................  1
1.2   Agreement..............................................................  1
1.3   Board..................................................................  1
1.4   Code...................................................................  1
1.5   Committee..............................................................  1
1.6   Company................................................................  1
1.7   Date of Exercise.......................................................  1
1.8   Exchange Act...........................................................  1
1.9   Fair Market Value......................................................  2
1.10  Option.................................................................  2
1.11  Participant............................................................  2
1.12  Plan...................................................................  2
1.13  Stock..................................................................  2

                         ARTICLE II. PURPOSE OF PLAN........................  3

                         ARTICLE III.  ADMINISTRATION

3.1   Administration of Plan.................................................  3
3.2   Authority to Grant Options.............................................  3

               ARTICLE IV.  ELIGIBILITY AND LIMITATIONS ON GRANTS

4.1   Participation..........................................................  4
4.2   Grant of Options.......................................................  4


                       ARTICLE V.  STOCK SUBJECT TO PLAN

5.1   Source of Shares.......................................................  5
5.2   Maximum Number of Shares...............................................  5
5.3   Forfeitures............................................................  5


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                       ARTICLE VI.  EXERCISE OF OPTIONS

6.1   Exercise Price.........................................................  5
6.2   Maximum Exercise Period................................................  5
6.3   Transferability........................................................  5

                       ARTICLE VII.  METHOD OF EXERCISE

7.1   Exercise...............................................................  5
7.2   Payment................................................................  5
7.3   Federal Withholding Tax Requirements...................................  5
7.4   Shareholder Rights.....................................................  6
7.5   Issuance and Delivery of Shares........................................  6

               ARTICLE VIII.  ADJUSTMENT UPON CORPORATE CHANGES

8.1   Adjustments to Shares..................................................  6
8.2   Substitution of Awards on Merger or Acquisition........................  6
8.3   Effect of Certain Transactions.........................................  6
8.4   No Adjustment Upon Certain Transactions................................  7
8.5   Fractional Shares......................................................  7

           ARTICLE IX.  COMPLIANCE WITH LAW AND REGULATORY APPROVAL

9.1   General................................................................  7
9.2   Representations by Participants........................................  8

                        ARTICLE X.  GENERAL PROVISIONS

10.1  Unfunded Plan..........................................................  8
10.2  Rules of Construction..................................................  8
10.3  Governing Law..........................................................  8
10.4  Compliance With Section 16 of the Exchange Act.........................  8
10.5  Amendment..............................................................  9
10.6  Duration of Plan.......................................................  9
10.7  Effective Date of Plan.................................................  9


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        PMT SERVICES, INC. 1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                                   PREAMBLE

     WHEREAS, effective May 13, 1994, PMT Services, Inc. (the "Company") previously established the PMT Services, Inc. 1994 Non-Employee Director Stock Option Plan (the "Plan"), in order to provide for the award of options to purchase the common stock of the Company ("Stock") to non-employee directors of the Company; and

     WHEREAS, the Company desires to amend and restate this Plan to conform with changes to the Securities and Exchange Commission Rule 16b-3 and to provide for certain administrative modifications;

     NOW, THEREFORE, the Company hereby amends and restates the Plan, effective September 10, 1997.

                            ARTICLE I. DEFINITIONS

     1.1 Affiliate. A "parent corporation," as defined in section 424(e) of the Code, or "subsidiary corporation," as defined in section 424(f) of the Code, of the Company.

     1.2 Agreement. A written agreement (including any amendment or supplement thereto) between the Company or Affiliate and a Participant specifying the terms and conditions of an Option granted to such Participant.

     1.3  Board.  The board of directors of the Company.

     1.4  Code.  The Internal Revenue Code of 1986, as amended.

     1.5 Committee. A committee composed of at least two individuals (or such number that satisfies Rule 16b-3 of the Exchange Act) who are members of the Board and are not employees of the Company or an Affiliate, and who are designated by the Board as the "compensation committee" or are otherwise designated to administer the Plan. In the absence of a designation of a Committee by the Board, the Board shall be the Committee.

     1.6  Company.  PMT Services, Inc. and its successors.

     1.7 Date of Exercise. The date that the Company accepts tender of the exercise price of an Option.

     1.8  Exchange Act.  The Securities Exchange Act of 1934, as amended.



                                            PMT SERVICES, INC. 1994 NON-EMPLOYEE
                                                      DIRECTOR STOCK OPTION PLAN

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     1.9  Fair Market Value.  On any given date, Fair Market Value shall be the applicable description below (unless, where appropriate, the Committee determines in good faith the fair market value of the Stock to be otherwise):

     (a) If the Stock is reported on the Nasdaq National Market System or another Nasdaq automated quotation system, and market information is published on a regular basis, then Fair Market Value shall be the closing price of the Stock, as so published, on the trading day immediately preceding the date as of which Fair Market Value is being determined, or the closing price on the next preceding trading day on which such prices were published if no Stock was traded on such trading day.

     (b) If the Stock is not traded on the Nasdaq National Market System or another Nasdaq automated quotation system, but is traded on the New York Stock Exchange or the American Stock Exchange, then Fair Market Value shall be the closing price of the Stock on such exchange on which such Stock is traded on the trading day immediately preceding the date as of which Fair Market Value is being determined, or on the next preceding day period on which such Stock is traded if no Stock was traded on such trading day.

     (c) If market information is not so published on a regular basis, then Fair Market Value shall be the average of the high bid and low asked prices of the Stock in the over-the-counter market over a period of trading days that is reasonably representative of the normal trading of the Stock immediately preceding the date on which Fair Market Value is being determined, as reported by a generally accepted reporting service.

     (d) If the Stock is not publicly traded, Fair Market Value shall be the value determined in good faith by the Committee or the Board. However, such determination shall not take into account any restriction on the stock, except for a restriction which by its terms will never lapse.

     1.10 Option. The right that is granted hereunder to a Participant to purchase from the Company a stated number of shares of Stock at the price set forth in an Agreement. As used herein, an Option includes only options not qualified under section 422 of the Code.

     1.11 Participant.  A person who has been granted an Option pursuant to
Section 41.

     1.12 Plan. The PMT Services, Inc. 1994 Non-Employee Director Stock Option Plan.

     1.13 Stock.  The common stock of the Company, $.01 par value.



                                            PMT SERVICES, INC. 1994 NON-EMPLOYEE
                                                      DIRECTOR STOCK OPTION PLAN

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                          ARTICLE II. PURPOSE OF PLAN

     The purpose of the Plan is to maintain the Company's ability to attract and retain the services of experienced and highly-qualified non-employee directors and to encourage stock ownership by such directors, and to align the interests of such individuals with those of the Company, its Affiliates and its shareholders. It is intended that Participants may acquire or increase their proprietary interests in the Company and be encouraged to remain in the directorship of the Company. The proceeds received by the Company from the sale of Stock pursuant to this Plan may be used for general corporate purposes.

                         ARTICLE III.  ADMINISTRATION

     3.1 Administration of Plan. The Plan shall be administered by the Committee. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or Option. The Company shall bear all expenses of Plan administration. In addition to all other authority vested with the Committee under the Plan, the Committee shall have complete authority to:

     (a)  Interpret all provisions of this Plan;

     (b) Prescribe the form of any Agreement and notice and manner for executing or giving the same;

     (c)  Make amendments to all Agreements;

     (d)  Adopt, amend, and rescind rules for Plan administration; and

     (e) Make all determinations it deems advisable for the administration of this Plan.

     3.2 Authority to Grant Options. The Committee shall have authority to grant Options upon such terms the Committee deems appropriate and that are not inconsistent with the provisions of this Plan. Such terms may include conditions on the exercise of all or any part of an Option.



                                            PMT SERVICES, INC. 1994 NON-EMPLOYEE
                                                      DIRECTOR STOCK OPTION PLAN

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              ARTICLE IV.  ELIGIBILITY AND LIMITATIONS ON GRANTS

     4.1 Participation. An Option shall be granted on the date of each annual meeting of the shareholders of the Company (as used in this Section, the "Annual Meeting") to each individual who, immediately following the Annual Meeting, is a member of the Board and is not an employee of the Company or of an Affiliate. The determination of an individual's eligibility to receive an Option hereunder will be made following the conclusion of each Annual Meeting. Each Option granted is subject to the following terms:

     (a) A one-time grant of 30,000 Options shall be made to each Participant on August 12, 1994. At each Annual Meeting thereafter, Options shall be granted to purchase 6,000 shares of Stock. Provided, however, that the Committee may revoke, on or prior to such Annual Meeting, the next automatic grant of options otherwise provided for by this Plan if no Options have been granted since the preceding Annual Meeting to Company employees under any other employee stock plan of the Company.

     (b) An Option granted at an Annual Meeting shall become exercisable incrementally with respect to the Stock that can be acquired thereunder, beginning at the Annual Meeting following the date the Option was granted (each such Annual Meeting being referred to as the "Anniversary"), as follows: (1) 25% of the Stock subject to the Option may be acquired on and after the first Anniversary; (2) 50% of the Stock subject to the Option may be acquired on and after the second Anniversary; (3) 75% of the Stock subject to the Option may be acquired on and after the third Anniversary; and (4) 100% of the Stock subject to the Option may be acquired on and after the fourth Anniversary. Provided, however, that the right to exercise an Option shall terminate as set forth in the Plan, including Sections 62 and 83, and as set forth in an Agreement.

     (c) All Options granted under this Plan shall be evidenced by Agreements which shall be subject to applicable provisions of this Plan or such other provisions as the Committee may adopt that are not inconsistent with the Plan.

     4.2 Grant of Options. An Option shall be deemed to be granted to a Participant at the time that the Committee designates in a writing that is adopted by the Committee as the grant of an Option, and that makes reference to the Participant and the number of shares of Stock that are subject to the Option. Accordingly, an Option may be deemed to be granted prior to the approval of this Plan by the shareholders of the Company and prior to the time that an Agreement is executed by the Participant and the Company.


                                            PMT SERVICES, INC. 1994 NON-EMPLOYEE
                                                      DIRECTOR STOCK OPTION PLAN

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                       ARTICLE V.  STOCK SUBJECT TO PLAN

     5.1 Source of Shares. Upon the exercise of an Option, the Company shall deliver to the Participant authorized but previously unissued Stock.

     5.2 Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the exercise of Options is 300,000, subject to increases and adjustments as provided in Article .

     5.3 Forfeitures. If any Option granted hereunder expires or terminates for any reason without having been exercised in full, the shares of Stock subject thereto shall again be available for issuance of an Option under this Plan.

                       ARTICLE VI.  EXERCISE OF OPTIONS

     6.1 Exercise Price. The exercise price of an Option shall be the price determined by the Committee at the time that such Option is granted. If the exercise price of an Option is changed after the date it is granted, such change shall be deemed to be a termination of the existing Option and the issuance of a new Option.

     6.2 Maximum Exercise Period. The maximum period in which an Option may be exercised shall be 10 years after the date it is granted.

     6.3 Transferability. An Option granted under this Plan may be transferable to the extent provided in an Agreement. Provided, further, that no right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation or liability of such Participant.

                       ARTICLE VII.  METHOD OF EXERCISE

     7.1 Exercise. An Option granted hereunder shall be deemed to have been exercised on the Date of Exercise. Subject to the provisions of Articles and , an Option may be exercised in whole or in part at such times and in compliance with such requirements as the Committee shall determine, but in no event sooner than six months from the date of grant.

     7.2 Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or, to the extent approved by the Committee, Stock that was acquired prior to the exercise of the Option, other consideration acceptable to the Committee, or a combination thereof.

     7.3 Federal Withholding Tax Requirements. Upon exercise of an Option, the Participant shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the shares, pay to the Company amounts necessary to


                                            PMT SERVICES, INC. 1994 NON-EMPLOYEE
                                                      DIRECTOR STOCK OPTION PLAN

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satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements.

     7.4 Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to Options prior to the Date of Exercise of such Option.

     7.5 Issuance and Delivery of Shares. Shares of Stock issued pursuant to the exercise of Options hereunder shall be delivered to Participants by the Company (or its transfer agent) as soon as administratively feasible after a Participant exercises an Option hereunder and executes any applicable shareholder agreement or agreement described in Section 92 that the Company requires at the time of exercise.

               ARTICLE VIII.  ADJUSTMENT UPON CORPORATE CHANGES

     8.1 Adjustments to Shares. The maximum number of shares of stock with respect to which Options hereunder may be granted and which are the subject of outstanding Options, and the exercise price thereof, shall be adjusted as the Committee determines (in its sole discretion) to be appropriate, in the event that:

     (a) the Company or an Affiliate effects one or more stock dividends, stock splits, reverse stock splits, subdivisions, consolidations or other similar events;

     (b) the Company or an Affiliate engages in a transaction to which section 424 of the Code applies; or

     (c) there occurs any other event which in the judgment of the Committee necessitates such action;

Provided, however, that if an event described in paragraph (a) or (b) occurs, the Committee shall make adjustments to the limit on Options specified in
Section 52 that are proportionate to the modifications of the Stock that are on account of such corporate changes. Notwithstanding the foregoing, the Committee may not modify the Plan or the terms of any Options then outstanding or to be granted hereunder to provide for the issuance under the Plan of a different class of stock or kind of securities.

     8.2 Substitution of Awards on Merger or Acquisition. The Committee may grant Options in substitution for stock options or similar awards held by an individual who becomes an employee or director of the Company or an Affiliate in connection with a transaction to which section 424(a) of the Code applies. The terms of such substituted Awards shall be determined by the Committee in its sole discretion, subject only to the limitations of Article .

     8.3 Effect of Certain Transactions. The provisions of this Section 83 shall apply to the extent that an Agreement does not otherwise expressly address the matters contained herein.



                                            PMT SERVICES, INC. 1994 NON-EMPLOYEE
                                                      DIRECTOR STOCK OPTION PLAN

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Upon a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Stock (but not a public offering of Stock by the Company), and the Company is not the surviving entity (or survives only as a subsidiary that is controlled by another entity), any Award granted hereunder shall terminate, provided that the Participant shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his Awards in whole or in part, whether or not the vesting requirements set forth in any Agreement have been satisfied, unless the Committee elects to convert all Awards hereunder into stock incentive awards of an acquiring corporation. Provided, however, that, notwithstanding the foregoing, a portion of the acceleration of exercisability of Awards shall not occur with respect to any holder to the extent that such portion of acceleration would cause the Participant or holder of such Award to be liable for the payment of taxes pursuant to section 4999 of the Code. If the Committee so elects to convert the Awards, the amount and price of such converted options shall be determined by adjusting the amount and price of the Awards granted hereunder in the same proportion as used for determining the number of shares of stock of the acquiring corporation the holders of the Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization, and the vesting schedule set forth in the Agreement shall continue to apply to the converted options.

     8.4 No Adjustment Upon Certain Transactions. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Options.

     8.5 Fractional Shares. Only whole shares of Stock may be acquired through the exercise of an Option. Any amounts tendered in the exercise of an Option remaining after the maximum number of whole shares have been purchased will be returned to the Participant.

           ARTICLE IX.  COMPLIANCE WITH LAW AND REGULATORY APPROVAL

     9.1 General. No Option shall be exercisable, no Stock shall be issued, no certificates for shares of Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all federal or state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all securities exchanges or self-regulatory organizations on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence shares of Stock for which an Option is exercised may bear such legends and statements as the Committee upon advice of counsel may deem advisable to assure compliance with federal or state laws and regulations. No Option shall be exercisable, no Stock shall be issued, no certificate for shares shall be delivered and no payment



                                            PMT SERVICES, INC. 1994 NON-EMPLOYEE
                                                      DIRECTOR STOCK OPTION PLAN

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shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from any regulatory bodies having jurisdiction over such matters.

     9.2 Representations by Participants. As a condition to the exercise of an Option, the Company may require a Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such representation is required by any relevant provision of the laws referred to in Section 91. At the option of the Company, a stop transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided (concurred in by counsel for the Company) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration. The Committee may also require such other action or agreement by the Participants as may from time to time be necessary to comply with federal or state securities laws. This provision shall not obligate the Company or any Affiliate to undertake registration of options or stock hereunder.

                        ARTICLE X.  GENERAL PROVISIONS


     10.1 Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

     10.2 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

     10.3 Governing Law. The internal laws of the State of Tennessee shall apply to all matters arising under this Plan, except to the extent that federal law does not otherwise apply or preempt Tennessee law.

     10.4 Compliance With Section 16 of the Exchange Act. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 (or successor provisions) under the Exchange Act. To the extent any provision of this Plan or action by Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.



                                            PMT SERVICES, INC. 1994 NON-EMPLOYEE
                                                      DIRECTOR STOCK OPTION PLAN

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     10.5  Amendment.  The Board may amend or terminate this Plan at any time;
provided, however, an amendment that would have a material adverse effect on the rights of a Participant under an outstanding Option is not valid with respect to such Option without the Participant's consent; and provided, further, that the shareholders of the Company must approve, in general meeting, before the effective date thereof, any amendment that changes the number of shares in the aggregate which may be issued pursuant to Options granted under the Plan. Moreover, shareholder approval shall not be required for minor amendments to the Plan that are intended to benefit the administration of the plan, for amendments necessitated by changes in legislation or administrative rules governing the Plan, or for amendments that the Board deems necessary to obtain or maintain favorable tax, securities exchange or regulatory treatment of the Plan for future Participants.

     10.6 Duration of Plan. This Plan shall continue until it is terminated by the Board pursuant to Section 105.

     10.7 Effective Date of Plan. This Plan was first adopted by the Board on May 13, 1994, and was thereafter approved by the shareholders of the Company. Effective September 10, 1997, all Awards granted hereunder shall be governed by the terms of this amended and restated Plan; provided, however, that the terms of the Plan prior to this amendment shall apply to the extent that the terms of this restated Plan would have a material adverse effect on the rights of a Participant under an outstanding Award, unless the Participant has given consent to the change.


                                   EXECUTION

     IN WITNESS WHEREOF, the undersigned officer has executed this restated and amended Plan on this the _____ day of ____________, 1997, but to be effective as of the dates specified in Section 107.

                                        PMT SERVICES, INC.



                                        By:  _______________________________

                                        Its: _______________________________






                                            PMT SERVICES, INC. 1994 NON-EMPLOYEE
                                                      DIRECTOR STOCK OPTION PLAN

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